  EXHIBIT 16.1

November 18, 2019

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Treasurer & Shipwreck Recovery Inc. (the “Company”) Form 8-K to be filed on November 18, 2019 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

November 18, 2019